Exhibit 99.1

Boulder Brands Announces 2012 Fourth Quarter Results

Company Delivers 35% Net Sales Growth & 15% Organic Net Sales Growth in the Quarter;

Operating Income Increases 70% to $11.2 Million;

Organic Cash Operating Income Increases 47% to $18.6 Million;

Company Increases 2013 Outlook

Boulder, CO (February 28, 2013) – Boulder Brands, Inc. (NasdaqGM: BDBD) today announced its financial results for the fourth quarter ended December 31, 2012. For the fourth quarter of 2012 compared to the equivalent period of 2011, net sales increased 34.7% to $113.0 million, GAAP operating income increased 70.4% to $11.2 million, and cash operating income increased 64.6% to $18.6 million. Organic net sales increased 14.6% and organic cash operating income increased 46.9% (in each case assuming that Boulder Brands had owned Udi’s during the fourth quarter of 2011). GAAP earnings per share were $0.06 in the fourth quarter of 2012, compared to $0.03 per share in the fourth quarter of 2011; earnings per share excluding certain items, were $0.06 in the fourth quarter of 2012, compared to $0.07 in the fourth quarter of 2011. Earnings per share were impacted by higher interest, depreciation, amortization and stock-based compensation expense, when compared to last year.

The Company raised its outlook for 2013. For 2013, the Company expects net sales to be in the range of $450 million to $460 million and cash operating income to be in the range of $72 million to $77 million. The company’s previous outlook was for sales to be in the range of $440 million to $450 million and cash operating income to be in the range of $70 million to $75 million.

Commenting on the results, Chairman and Chief Executive Officer Stephen Hughes stated, “We are delivering on our core strategies for our Smart Balance and Natural segments and are excited about the future. In the fourth quarter, we remained focused on accelerating the growth in our Natural segment and holding the profit line for our Smart Balance segment. In the quarter, our Natural segment, which includes the Udi’s, Glutino and Earth Balance brands, represented 54.0% of our total net sales and reported strong organic net sales increases of 54.6% and organic brand profit growth of 86.8%, in each case compared to the fourth quarter of 2011. While our Smart Balance segment, which includes spreads, milk and grocery, reported a net sales decline, we managed to increase brand profit for this segment, excluding the expenses related to the launch of our Smart Balance Spreadable Butter.”

Commenting further about 2013, Mr. Hughes said, “We are confident about our future growth, as we are well on our way to making gluten-free products more broadly available on retail shelves and we are beginning to gain traction in the food service channel. Since adding Udi’s and Glutino brands to our portfolio, retailers have accepted an incremental 660 Udi’s & Glutino items and it is clear that retailers are highly motivated to address the needs of gluten-free consumers. As we begin 2013, our success will be driven by executing our growth plans for our Natural segment and continuing to maintain its current level of profitability in the Smart Balance segment.”

2012 Fourth Quarter Results

Total Company net sales in the fourth quarter of 2012 increased 34.7% to $113.0 million, compared to net sales of $83.9 million in the fourth quarter of 2011. This performance reflected the impact from the acquisition of Udi’s, which closed on July 2, 2012, and strong growth from Glutino and Earth Balance. Organic net sales, which assumes the Company owned Udi’s for the entire fourth quarter of 2011, increased 14.6% in the fourth quarter of 2012 compared to the fourth quarter of 2011.

The chart below reconciles net sales to organic sales for the fourth quarters of 2012 and 2011, by segment:

Reconciliation of Net Sales to Organic Net Sales – Fourth Quarter

$ in Millions	2012	2011

Natural Segment
Reported Net Sales	$61.0	$24.8
Udi’s Pre-Ownership		14.7
Organic Natural Segment Net Sales	61.0	39.5

Smart Balance Segment
Reported Net Sales	52.0	59.1

Total Company Reported Net Sales	113.0	83.9
Total Company Organic Net Sales	$113.0	$98.6

The chart below highlights net sales, gross profit, gross margin, and brand profit (calculated as gross profit less marketing, selling and royalty expense (income) for the fourth quarters of 2012 and 2011, by the Company’s Natural and Smart Balance segments. In addition it reconciles organic brand profit to reported brand profit:

Segment Results – Fourth Quarter

$ in Millions	2012	Margin	2011	Margin
Net Sales:
Natural	$61.0		$24.8
Smart Balance	52.0		59.1
	$113.0		$83.9
Gross Profit
Natural	$26.4	43.3%	$9.7	39.1%
Smart Balance	23.1	44.4%	26.7	45.1%
	$49.5	43.8%	$36.4	43.3%
Brand Profit
Natural	$17.9	29.3%	$6.3	25.6%
Smart Balance	12.1	23.2%	14.6	24.7%
	$30.0	26.5%	$20.9	25.0%
Udi’s pre-ownership brand profit			3.1	21.1%
Organic Brand Profit	$30.0	26.5%	24.0	24.3%

Net sales for the Company’s Natural segment (Udi’s, Glutino and Earth Balance brands) increased 146.0% to $61.0 million in the fourth quarter of 2012 compared to $24.8 million in the fourth quarter of 2011. Organic net sales for the Natural segment increased 54.6% in the quarter. The Company’s gluten-free brands – Udi’s and Glutino – reported organic net sales growth of 66.7% and 62.2%, respectively, in the quarter, which was driven by an acceleration in distribution gains from both Udi’s and Glutino and continued strength in gluten-free category growth. The Company’s Earth Balance portfolio registered a net sales gain of 25.8% in the fourth quarter of 2012 compared to the fourth quarter of 2011.

Net sales for the Company’s Smart Balance segment declined 12.0% to $52.0 million in the fourth quarter of 2012 compared to $59.1 million in the fourth quarter of 2011. This segment was negatively impacted by the winding down of Bestlife® spreads and Smart Balance® Butter Blends, as the Company repositioned its focus on premium spreads and spreadable butter within the spreads category. Excluding the impact of these discontinued items, sales for the Smart Balance segment declined 7.5% in the fourth quarter of 2012 compared to the same period in 2011.

Despite the difficult environment for spreads, the Company’s premium spreads and spreadable butter products outperformed the competition and gained share in its category. Net sales of the Company’s Smart Balance® Spreads and Spreadable Butter businesses, when combined, declined 8.6% in the quarter. The positive impact from the introduction of Smart Balance® Spreadable Butter was offset by lower volume in the Company’s core spreads business, caused by higher promotional activity from competitors and an unfavorable price-gap to commodity butter. Net sales of the Company’s Smart Balance grocery products decreased 4.4% in the fourth quarter of 2012 compared to the 2011 fourth quarter, primarily due to lower volume in the peanut butter business.

Net sales of Smart Balance® milk decreased 3.8% in the fourth quarter. This decrease was mainly attributable to the difficult comparison to last year’s quarter, which included a strong promotional calendar and incremental distribution gains. In addition, the decline was somewhat due to the Company’s strategy to improve profitability in milk by scaling back less profitable accounts.

Gross profit in the fourth quarter of 2012 increased 36.1% to $49.5 million, or 43.8% of net sales; compared to $36.4 million, or 43.3% of net sales in the fourth quarter of 2011. The increase in gross margin was the result of manufacturing efficiencies and synergies achieved in the Company’s Natural segment, offset by the negative mix impact from the Smart Balance segment.

Brand Profit for the Company’s Natural segment increased to $17.9 million in the fourth quarter of 2012 from $6.3 million in last year’s quarter. The significant increase is related to the Udi’s acquisition, as it contributed approximately $7.0 million to brand profit. Organic brand profit for the Natural segment increased 86.8% from last year’s quarter.

Brand Profit for the Company’s Smart Balance segment decreased to $12.1 million in the fourth quarter of 2012 from $14.6 million in the previous year’s quarter primarily due to investment costs related to Spreadable Butter. Excluding these investment costs, Smart Balance segment brand profit increased 14.8% in the quarter.

The table below provides a reconciliation of GAAP operating income to cash operating income, a non-GAAP measure.

Reconciliation of Operating Income to Cash Operating Income – Fourth Quarter

$ in Millions	2012	2011

Operating Income	$11.2	$6.6
Less certain non-recurring items affecting Operating Income :
Restructuring, acquisition and integration-related costs	0.4	1.5
Non-GAAP Operating Income	11.6	8.1

Less non-cash items affecting Operating Income:
Depreciation and amortization	4.0	2.3
Stock-based compensation expense	3.0	0.9
Total non-cash items affecting Operating Income	7.0	3.2

Cash Operating Income	$18.6	$11.3

Udi’s pre-ownership Cash Operating Income		$1.3

Organic Cash Operating Income	$18.6	$12.6

GAAP operating income increased to $11.2 million in the fourth quarter compared to $6.6 million in the fourth quarter of 2011. Excluding restructuring, acquisition and integration related costs, overall operating income increased to $11.6 million in the fourth quarter compared to operating income of $8.1 million in the fourth quarter of 2011. The charges impacting operating income in the fourth quarter of 2012 include restructuring, acquisition and integration-related costs of $0.4 million. The charges impacting operating income in the fourth quarter of 2011 include severance charges of $1.5 million. Fourth quarter 2012 operating income was impacted by higher depreciation, amortization and stock compensation of approximately $3.8 million when compared to last year’s quarter.

Cash operating income increased 63.8% to $18.6 million in the fourth quarter of 2012 compared to $11.3 million in the prior year’s quarter. Organic cash operating income increased 46.9% in the fourth quarter of 2012 compared to the fourth quarter of 2011.

The table below provides a reconciliation of GAAP Net Income and GAAP EPS to non-GAAP Net Income and non-GAAP EPS.

Reconciliation of Certain Items Affecting Net Income (Loss) and Earnings (Loss) Per Share (EPS) – Fourth Quarter

	Net Income ($Mil)		EPS ($ Per Share)
	2012	2011	2012	2011
Reported GAAP	$3.7	$1.6	$0.06	$0.03
Add back certain items:
Restructuring, acquisition and integration-related costs	0.3	0.4	0.01	0.01
Forfeiture of certain stock options	-	0.6	-	0.01
Write-off of deferred loan costs	0.2	-	-	-
Tax rate adjustment	(0.6)	1.3	(0.01)	0.02

Total certain items	(0.1)	2.4	-	0.04

Excluding certain items (Non-GAAP)	$3.6	$4.0	$0.06	$0.07

Excluding the items noted above, and adjusting to a normalized tax rate of 40.0%, net income in the fourth quarter of 2012 was $3.6 million, or $0.06 per share, compared with net income of $4.0 million, or $0.07 per share, in the year-ago quarter. In the fourth quarter of 2012, net income was impacted by higher interest, depreciation, amortization and stock-based compensation expense of approximately $4.7 million, or $0.08 per share, when compared to the fourth quarter of 2011.

2013 Outlook

The Company raised its outlook for 2013. For 2013, the Company expects net sales to be in the range of $450 million to $460 million and cash operating income to be in the range of $72 million to $77 million. The company’s previous outlook in August 2012 estimated that sales would be in the range of $440 million to $450 million and cash operating income would be in the range of $70 million to $75 million. In addition, going forward the Company will report EBITDA and adjusted-EBITDA, as these metrics are more typically used by investors and better reflect how management assesses its performance. For 2013, the Company expects EBITDA to be in the $64 million to $69 million and adjusted EBITDA to be in the $72 million to $77 million. See below for definitions and a discussion of EBITDA and adjusted EBITDA.

The Company provided the following updates regarding its outlook for 2013:

•	The Company expects overall net sales growth in 2013 in the 22% to 27% percentage range versus 2012 and organic net sales growth to be in the 10% to 15% range. The Company expects growth to be driven by the inclusion of Udi’s on a full year basis and continued growth in Glutino and Earth Balance. Total net sales growth in Natural is estimated to be 57% to 62%. Organic net sales growth in Natural is estimated to be 25% to 30%. In addition, the Company expects net sales for the Smart Balance segment to decline in the mid-single-digit range.

•	Gross profit margin for the year is expected to be in the 42% to 44% range as strong growth in the Natural segment will impact overall gross margin.

•	Stock-based compensation expense is expected to be approximately $8 million.

•	Capital expenditures in 2013 are now expected to be approximately $27 million to $29 million, compared to our previous estimate of $13 million. This increase primarily relates to the consolidation of five Udi’s facilities into one gluten-free center of excellence and the Company’s efforts to automate the production of gluten-free bread.

•	Total depreciation & amortization is expected to be approximately $22 million.

•	Interest expense is estimated to be $19 million, reflecting a full year of increased debt, related interest rates and the amortization of deferred loan costs.

•	The Company’s tax rate is expected to be approximately 40% in 2013.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs, and expectations, including the Company’s outlook for 2013, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including the Company’s ability to: maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues; maintain margins during periods of commodity cost fluctuations; introduce and expand distribution of our new products; meet marketing and infrastructure needs; respond to changes in consumer demand; respond to adverse publicity affecting the Company or the industry in which we operate; maintain our performance during difficult economic conditions; comply with regulatory requirements; maintain existing relationships with and secure new customers; continue to rely on third party distributors, manufacturers and suppliers; successfully integrate and operate the Glutino and Udi’s businesses (and other companies we may acquire) and realize the expected benefits of the Glutino and Udi’s acquisitions (and other acquisitions we may consummate); operate outside of the U.S.; successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products; grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs; respond to potential changes in future tax rates; handle unexpected costs, charges, liabilities, or expenses resulting from the company’s recent and potential future acquisitions; and respond to; potential adverse reactions or changes in business relationships resulting from acquisitions; as well as other risks and uncertainties set forth in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses the terms “organic net sales,” “brand profit,” “organic brand profit,” “cash operating income”, “organic cash operating income,” "net income and earnings per share (EPS) excluding certain items" , “EBITDA” and “Adjusted EBITDA” as non-GAAP measures. The Company believes that these measures help to explain its profitability and performance in a manner which assists potential investors and securities analysts who evaluate our Company. Brand profit is defined as gross profit less marketing, selling and royalty expense (income). Cash operating income is defined as operating income excluding stock-based compensation expense, depreciation, amortization, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for stock-based compensation, purchase accounting adjustments, restructuring, acquisition and integration-related costs and certain other items. Measures identified as “organic” are calculated assuming that we had owned Udi’s during the fourth quarter of 2011. The Company believes that the exclusion of both non-cash and certain items, helps to provide a reflection of the operating profitability of the Company and complements the Company's planning and forecasting models used in providing investors and securities analysts with important supplemental information regarding the Company's underlying profitability and operating performance. However, non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's results prepared in accordance with GAAP. In addition, the non-GAAP measures the Company uses may differ from non-GAAP measures used by other companies. The GAAP measures most directly comparable to (i) cash operating income, (ii) net income excluding certain items, (iii) earnings per share, excluding certain items, (iv) EBITDA and (v) Adjusted EBITDA, are (i) operating income, (ii) net income, (iii) diluted earnings per share, (iv) operating income and (v) operating income. We have included in this press release reconciliations of organic net sales to net sales, cash operating income to GAAP operating income, organic brand profit to brand profit, and net income excluding certain items to GAAP net income and EPS excluding certain items to GAAP EPS. Because of the forward-looking nature of the Company’s forecasted cash operating income, EBITDA and adjusted EBITDA, specific quantifications of the amounts that would be required to reconcile these measures to our forecasted GAAP operating income are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures, primarily related its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP cash operating income, EBITDA and adjusted EBITDA to forecasted GAAP operating income would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

About Boulder Brands, Inc.
Boulder Brands, Inc. (NasdaqGM: BDBD) is committed to providing superior tasting, solution-driven products.  The company’s health and wellness platform consists of brands that target specific consumer needs:  Glutino and Udi’s for gluten-free diets; Earth Balance for plant-based diets; Smart Balance for heart healthier diets; and Bestlife for weight management.  For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Contact:

Carole Buyers, CFA

Senior Vice President Investor Relations & Business Development

Boulder Brands, Inc.

cbuyers@boulderbrands.com

303-652-0521 x152

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$11,509	$7,959
Accounts receivable, net of allowance of: $656 (2012) and $343 (2011)	30,323	20,030
Accounts receivable – other	3,277	1,124
Inventories	25,292	15,698
Prepaid taxes	3,206	981
Prepaid expenses and other assets	1,776	2,149
Deferred tax asset	6,201	5,299
Total current assets	81,584	53,240
Property and equipment, net	31,195	13,804
Other assets:
Goodwill	322,191	266,598
Intangible assets, net	233,691	183,822
Deferred costs, net	11,545	2,690
Other assets	1,748	1,478
Total other assets	569,175	454,588
Total assets	$681,954	$521,632
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$60,592	$40,358
Income taxes payable	110	217
Current portion of long-term debt	2,425	9,150
Total current liabilities	63,127	49,725
Long-term debt	230,490	93,815
Deferred tax liability	48,867	51,474
Contract payable	2,750	4,125
Other liabilities	1,232	877
Total liabilities	346,466	200,016

Commitment and contingencies
Stockholders’ equity:
Common stock, $.0001 par value, 250,000,000 shares authorized; 63,194,629 and 62,630,683 issued in 2012 and 2011, respectively and 59,503,966 and 58,940,020 outstanding in 2012 and 2011, respectively	6	6
Additional paid in capital	548,470	539,432
Accumulated deficit	(196,764)	(200,967)
Accumulated other comprehensive loss, net of taxes	(629)	(1,260)
Treasury stock, at cost (3,690,663 shares)	(15,595)	(15,595)
Total stockholders’ equity	335,488	321,616
Total liabilities and stockholders’ equity	$681,954	$521,632

BOULDER BRANDS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

	Three months ended December 31, 2012	Three months ended December 31, 2011	Twelve Months ended December 31, 2012	Twelve Months ended December 31, 2011

Net sales	$113,031	$83,934	$369,645	$274,337
Cost of goods sold	63,521	47,574	210,752	151,198
Gross profit	49,510	36,360	158,893	123,139

Operating expenses:
Marketing	10,609	8,269	32,316	26,606
Selling	9,179	6,999	30,689	23,208
General and administrative	18,173	13,066	65,508	45,562
Restructuring, acquisition and integration-related costs	376	1,469	7,638	4,086
Total operating expenses	38,337	29,803	136,151	99,462
Operating income	11,173	6,557	22,742	23,677
Other income (expense):

Interest income	1	1	1	1
Interest expense	(5,327)	(1,228)	(15,046)	(3,612)
Other income (expense), net	(465)	143	230	766
Total other (expense)	(5,791)	(1,084)	(14,815)	(2,845)
Income before income taxes	5,382	5,473	7,927	20,832
Provision for income taxes	1,641	3,828	3,724	11,172
Net income	$3,741	$1,645	$4,203	$9,660

Earnings per share:
Basic	$0.06	$0.03	$0.07	$0.16
Diluted	$0.06	$0.03	$0.07	$0.16
Weighted average shares outstanding:
Basic	59,455,662	58,940,020	59,133,992	59,256,228
Diluted	62,138,749	59,120,714	60,765,876	59,284,978
Other comprehensive income (loss):
Foreign currency translation adjustment	(338)	169	631	(1,260)
Other comprehensive income (loss)	(338)	169	631	(1,260)
Comprehensive income	$3,403	$1,814	$4,834	$8,400

Boulder Brands, Inc.

Segment Results by Quarter

(in millions)

	Three Months Ended,				Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Net Sales:
Natural	$24.1	$24.3	$52.4	$61.0	$161.8
Smart Balance	55.2	51.7	48.9	52.0	207.8
	$79.3	$76.0	$101.3	$113.0	$369.6

Gross Profit:
Natural	$9.3	$9.0	$20.4	$26.4	$65.1
Smart Balance	25.8	23.0	21.9	23.1	93.8
	$35.1	$32.0	$42.3	$49.5	$158.9

Brand Profit:
Natural	$5.8	$5.5	$12.7	$17.9	$41.9
Smart Balance	15.8	13.7	12.7	12.1	54.3
Total reportable segments	21.6	19.2	25.4	30.0	96.2
Less Adjustments:

General and administrative, excluding royalty expense (income), net	14.0	13.2	20.2	18.5	65.9
Restructuring, acquisition and integration-related costs	(0.1)	1.7	5.7	0.3	7.6
Interest expense	1.1	1.3	7.3	5.3	15.0
Other (income) expense	0.5	(0.3)	(0.9)	0.5	(0.2)
Income (loss) before income taxes	$6.1	$3.3	$(6.9)	$5.4	$7.9

Boulder Brands, Inc.

Segment Results by Quarter

(in millions)

	Three Months Ended,				Year Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Net Sales:
Natural	$6.8	$6.7	$17.4	$24.8	$55.7
Smart Balance	52.9	52.3	54.3	59.1	218.6
	$59.7	$59.0	$71.7	$83.9	$274.3

Gross Profit:
Natural	$3.6	$3.7	$6.1	$9.7	$23.1
Smart Balance	24.8	24.4	24.1	26.7	100.0
	$28.4	$28.1	$30.2	$36.4	$123.1

Brand Profit:
Natural	$2.4	$2.9	$4.1	$6.3	$15.7
Smart Balance	15.3	14.4	13.3	14.6	57.6
Total reportable segments	17.7	17.3	17.4	20.9	73.3
Less Adjustments:

General and administrative, excluding royalty expense (income), net	10.2	9.9	12.7	12.8	45.6
Restructuring, acquisition and integration-related costs	—	—	2.6	1.5	4.1
Interest expense	0.8	0.7	0.9	1.2	3.6
Other (income) expense	(0.7)	0.2	(0.2)	(0.1)	(0.8)
Income (loss) before income taxes	$7.4	$6.5	$1.4	$5.5	$20.8